Exhibit 10.18

Summary

Loan Agreement between Bank Mizrahi and G Medical Innovations Ltd.

Signing Date: February 25, 2019

Parties: G Medical Innovation Ltd (the “Company”) and Mizrahi Tefahot Bank Ltd (the “Bank”)

Principal Amount: $1,337,408

Term of Loan: 48 months

LIBOR Type: LIBOR based on US Dollar

Annual interest rate: The annual interest rate from the Signing Date through March 25, 2019: 4.9898%. The annual interest rate is composed of the following: (i) LIBOR as of the Signing Date: 2.4898%, and (ii) Margin interest rate: 2.5%.

The annual interest rate after March 25, 2019 will be determined on a monthly basis based on the LIBOR type of this loan.

Credit and Security Fee: 1,000 NIS

Repayment: The Company promises to pay the Principal and interest in 48 monthly installments (as set forth in a schedule annexed to the Loan Agreement) commencing on March 8, 2019.

Security: Any collateral that secures any previous credit given to the Company or Company’s outstanding debt to the Bank shall be used to secure this loan.

Consequences of Payment Default:

1.	Overdraft: In the event that the Company commits any action that results in Company’s account becoming in overdraft, and such overdraft is not permitted under a pre-approved credit, the Bank shall have the right, without advance notice, return withdrawals, charges or checks that caused the account to become overdrawn.

2.	Credit Suspension: In the event of Company’s failure to pay the debt, the Bank shall have the right to decrease the credit amount, or suspend any credit allowance, or any portion thereof.

3.	Maximum Interest Rate: In the event of nonpayment immediately upon the Bank’s demand, or if the Bank gave the Company a notice of credit revocation or suspension, all of the amounts owed to the Bank by the Company shall carry maximum interest as permitted under the Loan Agreement until the full repayment of such amounts.

4.	Collateral Realization: In the event of Company’s failure to pay the loan, the Bank shall have the right to realize the collateral deposited by the Company by any legal mean.

5.	Payment Acceleration: In the event of Company’s failure to pay any amount owed by the Company to the Bank, the Bank shall have the right to accelerate all amounts owed by the Company, and all accelerated amounts shall carry the maximum interest rate until the full payment by the Company. In addition, the Company shall pay the Bank liquidated damages in an amount equal to the greater of (i) the Bank’s early payment fee at the time of the acceleration, or (ii) the amount permitted by law to charge as early payment fees. Moreover, the Bank shall have the right to realize the collateral as permitted by law and demand the Company to pay any outstanding debt and reimburse the Bank against expenses.

6.	Additional Actions in the Event of Late Payment: In the event of any late payment, the Bank shall have the right to purchase foreign currency in an amount that is necessary to cure any late payment, or sell any foreign currency owned by the Company to cure such late payment.

7.	Legal Procedures Costs: The Company shall be responsible for any Bank’s costs related to debt collection, including legal actions and collateral realization costs and attorney’s fees.

Early Payment: The Bank may condition early payment by the Company in a way that the prepayment shall not be less than 25% of the outstanding principal and interests payable under the loan. If the Company wishes to prepay it must request the Bank to accept the prepayment at least 60 days in advance. The Bank may reject prepayment by giving a 30 days’ notice. Prepayment shall be subject to fees as set forth in the Loan Agreement.